Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of Palisade Bio, Inc. of our report dated March 24, 2025, relating to the consolidated financial statements of Palisade Bio, Inc. in the Annual Report on Form 10-K for the year ended December 31, 2024, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

New York, New York

May 27, 2025